Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-253702

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 1, 2021)

7,000,000 Shares

JELD-WEN Holding, Inc.

Common Stock

The selling shareholders identified in this prospectus supplement, Onex Corporation and certain investment funds managed by Onex Partners Manager LP and its affiliates (collectively, “Onex”), are offering 7,000,000 shares of common stock of JELD-WEN Holding, Inc. We are not selling any shares of our common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

Subject to the completion of the offering, we intend to repurchase 800,000 of the aggregate 7,000,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. Accordingly, the number of shares of our common stock available to the general public will be 6,200,000 shares. The terms and conditions of the share repurchase were reviewed and approved by a majority of the independent directors of our board of directors. The offering of shares hereby is not conditioned upon the completion of such share repurchase.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “JELD”. The last reported sale price of our common stock on February 26, 2021 as reported on the NYSE was $29.65 per share.

After the completion of this offering, and giving effect to the share repurchase, Onex will own approximately 25.9% of our common stock.

Investing in our common stock involves risk. See “Risk Factors” on page S-8 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

(1)	We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting.”

Delivery of the shares of common stock will be made on or about                 , 2021.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is                 , 2021.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that we have referred you to. Neither we, the selling shareholders nor the underwriter has authorized anyone to provide you with additional different information from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf that we have referred you to. We have not authorized anyone to provide you with different information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement, the accompanying prospectus or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of its respective date or on the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, operating results, and prospects may have changed since such date.

S-i

For investors outside the United States: No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to those jurisdictions.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, and the second part, the accompanying prospectus, dated March 1, 2021, are part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus supplement describes the specific terms of this offering and also adds to and updates or supersedes information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, or in any document incorporated by reference herein or therein that was filed with SEC, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering before deciding to invest in our common stock. In making your investment decision, you should also rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither the selling shareholders nor the underwriter is making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. Neither we, the selling shareholders nor the underwriter is making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

Unless otherwise indicated or the context otherwise requires, all references to “JELD-WEN”, “we”, “us”, “our” or the “Company” are to JELD-WEN Holding, Inc. and its subsidiaries.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

Our Company

We are one of the world’s largest door and window manufacturers, and we hold a leading position by net revenues in the majority of the countries and markets we serve. We design, produce and distribute an extensive range of interior and exterior doors, wood, vinyl and aluminum windows, and related products for use in the new construction, R&R of residential homes, and, to a lesser extent, non-residential buildings.

We market our products globally under the JELD-WEN brand along with several market-leading regional brands, such as Swedoor and DANA in Europe and Corinthian, Stegbar, and Trend in Australia. Our customers include wholesale distributors and retailers as well as individual contractors and consumers. As a result, our business is highly diversified by distribution channel, geography, and construction application.

As one of the largest door and window companies in the world, we have invested significant capital to build a business platform that we believe is unique among our competitors. We operate manufacturing and distribution facilities in 19 countries, located primarily in North America, Europe, and Australia. For many product lines, our manufacturing processes are vertically integrated, enhancing our range of capabilities, our ability to innovate, and our quality control as well as providing supply chain, transportation, and working capital savings. We believe that our manufacturing network allows us to deliver our broad portfolio of products to a wide range of customers across the globe, while improving our customer service and strengthening our market positions.

Our Corporate Information

JELD-WEN, Inc. was initially incorporated as an Oregon corporation in 1960 and JELD-WEN Holding, Inc. was initially incorporated as an Oregon corporation in 1999. On May 31, 2016, JELD-WEN Holding, Inc. reincorporated as a Delaware corporation. In February 2017, we completed an initial public offering of our common stock on the NYSE under the symbol “JELD.”

JELD-WEN Holding, Inc. is a holding company that conducts its operations through its direct and indirect subsidiaries, primarily JELD-WEN, Inc. and its subsidiaries. Our principal executive offices are located at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, and our telephone number is (704) 378-5700. We maintain a website on the Internet at http://www.jeld-wen.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus supplement.

Recent Developments

Simultaneous Share Repurchase

Subject to the completion of the offering, we intend to repurchase (and subsequently retire) 800,000 of the aggregate 7,000,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. Accordingly, the number of shares of our common stock available to the general public will be 6,200,000 shares. We refer to this transaction as the “share repurchase.” The offering of shares hereby is not conditioned upon the completion of such share repurchase.

The terms and conditions of the share repurchase were reviewed and approved by a majority of the independent directors of our board of directors. We intend to fund the share repurchase primarily from cash on hand. Any shares of our common stock that we repurchase in the share repurchase will be retired.

The description of, and the other information in this prospectus supplement regarding, the share repurchase are included in this prospectus supplement for informational purposes only.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Issuer	JELD-WEN Holding, Inc., a Delaware corporation.

Common stock offered by the selling shareholders	7,000,000 shares

Simultaneous share repurchase	Subject to the completion of the offering, we intend to repurchase (and subsequently retire) 800,000 of the aggregate 7,000,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. Accordingly, the number of shares of our common stock available to the general public will be 6,200,000 shares. The terms and conditions of the share repurchase were reviewed and approved by a majority of the independent directors of our board of directors. The offering of shares hereby is not conditioned upon the completion of such share repurchase.

Common stock outstanding immediately after this offering and the share repurchase	100,035,851 shares

Use of proceeds	The selling shareholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of shares by the selling shareholders. See “Use of Proceeds.”

Dividend policy	We have no current plans to pay any dividends on our common stock for the foreseeable future.

Listing	Our common stock is listed on the NYSE under the symbol “JELD”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common stock.

The 100,835,851 shares of common stock outstanding as of February 19, 2021 (i) does not give effect to the share repurchase and (ii) excludes:

•

2,577,158 shares of common stock issuable upon the exercise of options outstanding under our Stock Incentive Plan and JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan at a weighted average exercise price of $20.45 per share;

•	1,762,452 shares of common stock issuable upon the settlement of outstanding restricted stock unit (“RSU”) awards, some of which may have vested prior to the date hereof; and

•	3,133,126 shares of common stock reserved for future issuance under the JELD-WEN Holding, Inc. 2017 Omnibus Equity Plan.

Summary Consolidated Financial Data

The following table presents summary consolidated financial data for the periods and at the dates indicated. The summary consolidated financial data as of December 31, 2020, 2019, 2018, 2017 and 2016 and for each of the five years ended December 31, 2020 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of the results expected for any future period.

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands, except per share data)
Net revenues	$4,235,677	$4,289,761	$4,346,847	$3,763,749	$3,666,930
Income from continuing operations, net of tax(a)	91,586	62,971	141,169	4,483	375,628
Income (loss) per common share from continuing operations:
Basic	$0.91	$0.63	$1.36	$(0.02)	$(0.96)
Diluted	$0.90	$0.62	$1.33	$(0.02)	$(1.14)
Cash dividends per common share	$—	$—	$—	$—	$4.09
Other financial data:
Capital expenditures	$96,896	$136,192	$118,700	$63,049	$79,497
Depreciation and amortization	134,623	133,969	125,100	111,273	107,995
Adjusted EBITDA(b)	446,414	415,038	459,218	435,162	392,227
Consolidated balance sheet data:
Total assets (c)	$3,964,685	$3,381,332	$3,047,525	$2,860,077	$2,535,117
Total debt, including unamortized debt issuance costs and original issue discounts	1,768,042	1,517,372	1,477,892	1,273,703	1,620,035
Redeemable convertible preferred stock	—	—	—	—	150,957

(a)

Our historical results are not necessarily indicative of the results expected for any future period. Since the year ended December 31, 2016, we have completed several acquisitions. See Acquisitions, included in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 10-K”), which is incorporated by reference herein, for additional information regarding acquisitions completed in 2018 and 2019. The results of these acquired entities are included in our consolidated statements of operations for the periods subsequent to the respective acquisition date. During 2016, we released a valuation allowance in the U.S. totaling $278.4 million resulting in an increase in tax benefit and net income for the period. During 2017, The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) lowered our U.S. federal tax rate which reduced the valuation of our net deferred tax assets, resulting in an additional tax expense of approximately $21.1 million and we provisionally recorded an additional foreign repatriation tax charge of $11.3 million. During 2018, we finalized our accounting for all of the enactment-date income tax effects of the Tax Act and recognized a tax benefit of $40.2 million due to changes in the provisional amounts recorded at December 31, 2017. During 2020, we recorded an additional net tax benefit of $10.8 million related to the newly issued final regulations under IRC§951A governing the application of the GILTI tax rules, which included a newly issued “high tax exclusion” election available to be applied retroactively to the onset of the GILTI tax rules which took effect in 2018. We have included these adjustments as a component of income tax expense from continuing operations. See Note 15 to our consolidated financial statements included in the 2020 Annual Report, which is incorporated by reference herein, for further detail.

(b)

In addition to our consolidated financial statements presented in accordance with GAAP, we use Adjusted EBITDA to measure our financial performance. Adjusted EBITDA is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities, or other measures determined in accordance with GAAP. Also, Adjusted EBITDA is not necessarily comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing.

We use this non-GAAP measure in assessing our performance in addition to net income (loss) determined in accordance with GAAP. We believe Adjusted EBITDA is an important measure to be used in evaluating operating performance because it allows management and investors to better evaluate and compare our core operating results from period to period by removing the impact of our capital structure (net interest income or expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, other non-operating items, and share-based compensation. Furthermore, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain limitations and covenants. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, executive incentive compensation is based in part on Adjusted EBITDA, and we base certain of our forward-looking estimates and budgets on Adjusted EBITDA.

We also believe Adjusted EBITDA is a measure widely used by securities analysts and investors to evaluate the financial performance of our company and other companies. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA eliminates the effect of certain items on net income and thus has certain limitations. Some of these limitations are: Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt; Adjusted EBITDA does not reflect any income tax payments we are required to make; and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, Adjusted EBITDA does not reflect any cash requirements for such replacement. Other companies may calculate Adjusted EBITDA differently, and, therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(c)

In 2019, we adopted ASC 842—Leases, on the modified retrospective approach basis and did not revise total assets for the years ended 2018, 2017, and 2016. See Note 8 to our consolidated financial statements included in the 2020 Annual Report, which is incorporated by reference herein, for further detail regarding the impact on total assets.

The following is a reconciliation of our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(dollars in thousands)
Net income	$91,586	$62,971	$141,907	$8,122	$376,095
Adjustments:
Loss from discontinued operations, net of tax	—	—	—	—	3,324
Equity earnings of non-consolidated entities	—	—	(738)	(3,639)	(3,791)
Income tax expense (benefit)	25,089	57,074	(10,058)	137,818	(246,763)
Depreciation and amortization	134,623	133,969	125,100	111,273	107,995
Interest expense, net(a)	74,800	71,778	70,818	79,034	77,590
Impairment and restructuring charges(b)	10,732	22,748	17,328	13,057	18,353
Gain on previously held shares of equity investment	—	—	(20,767)	—	—
(Gain) loss on sale of property and equipment	(4,153)	1,745	144	(299)	(3,275)
Share-based compensation expense	16,399	13,315	15,052	19,785	22,464
Non-cash foreign exchange transaction/translation loss (income)	12,904	3,438	(1,267)	(1,178)	5,734
Other non-cash items(c)	(18)	734	3,859	526	2,843
Other items(d)	84,282	47,266	117,546	47,000	30,585
Costs relating to debt restructuring and debt refinancing(e)	170	—	294	23,663	1,073

Adjusted EBITDA	$446,414	$415,038	$459,218	$435,162	$392,227

(a)

Interest expense for the year ended December 31, 2017 includes $6,097 related to the write-off of a portion of the unamortized debt issuance costs and original issue discount associated with the Term Loan Facility.

(b)

Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated statements of operations plus (ii) additional charges of $263, $1,197, $0, $1, and $4,506, for the years ended December 31, 2020, 2019, 2018, 2017, and 2016, respectively. These additional charges are primarily comprised of non-cash changes in inventory valuation reserves, such as excess and obsolete reserves.

(c)

Other non-cash items include, among other things, (1) charges of $0, $734, $3,740, $439, and $357, for the years ended December 31, 2020, 2019, 2018, 2017, and 2016, respectively, relating to the fair value adjustment for inventory acquired in the year ended December 31, 2018 and December 31, 2017 as a result of our acquisitions during those periods, including those referred to in Part II. Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Acquisitions” in the 2020 Annual Report, which is incorporated by reference herein, and (2) charges of $2,153 for the out-of-period European warranty liability adjustment for the year ended December 31, 2016.

(d)

Other non-recurring items not core to ongoing business activity include: (i) in the year ended December 31, 2020 (1) $67,130 in legal costs and professional expenses relating primarily to litigation, (2) $7,467 in expenses related to environmental matters, (3) $6,724 in facility closure, consolidation, and startup costs, (4) $1,235 one-time lease termination charges, and (4) $1,142 of realized losses on hedges of intercompany notes; (ii) in the year ended December 31, 2019, (1) $19,147 in facility closure, consolidation, and startup costs, (2) $14,963 in acquisition and integration costs including $7,077 related to purchase price structured by the former owners as retention payments for key employees of a recent acquisition, (3) $12,860 in legal costs and professional expenses relating primarily to litigation, (4) ($3,053) of realized gains on hedges of intercompany notes, (5) $1,893 in miscellaneous costs, (6) $731 in equity compensation to employees in our

Australasia region, and (7) $725 in costs related to departure of former executives; (iii) in the year ended December 31, 2018, (1) $76,500 in litigation contingency accruals, (2) $26,529 in legal costs and professional expenses relating primarily to litigation, (3) $10,324 in acquisition and integration costs, (4) ($5,396) of realized gains on hedges of intercompany notes, (5) $3,856 in costs related to the departure of former executives, (6) $2,901 in entity consolidation and reorganization costs, (7) $2,347 in miscellaneous costs, and (8) $485 in stock compensation payroll taxes, (iv) in the year ended December 31, 2017, (1) $34,178 in legal costs, (2) $4,176 in realized loss on hedges relating to intercompany notes, (3) $3,484 in acquisition and integration costs, (4) ($2,247) gain on settlement of contract escrow (5) $2,202 in secondary offering costs, (6) $754 in tax consulting fees, (7) $678 in legal entity consolidation costs, (8) $649 in stock compensation payroll taxes, and (9) $578 in facility ramp down costs; (v) in the year ended December 31, 2016, (1) $20,695 in payments to holders of vested options and restricted shares in connection with the November 2016 dividend, (2) $3,721 of professional fees related to the IPO of our common stock, (3) $1,626 of acquisition costs, (4) $584 in legal costs associated with disposition of non-core properties, (5) $507 of dividend-related costs, (6) $500 of costs related to the recruitment of executive management employees, (7) $450 in legal costs, and (8) $346 in Dooria plant closure costs.
(e)	Included in the year ended December 31, 2017 is a loss on debt extinguishment of $23,262 associated with the refinancing of our term loan.

The prior period information has been reclassified to conform with current period presentation.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the risks described below as well as other factors and information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021 as well as other risk factors described under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find More Information.” The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to this Offering and Ownership of Our Common Stock

The outbreak of COVID-19 has had, and may continue to have, a negative impact on the global economy and on our business, operations, and results.

The COVID-19 pandemic, and the measures taken to contain or mitigate it, have had dramatic adverse consequences for the economy, including the demand for goods and services, operations, supply chains, and financial markets. The nature and scope of the consequences to date are difficult to evaluate precisely, and their future course is impossible to predict with confidence.

The COVID-19 crisis has had several significant effects on our employees, operations, supply chain, distribution system, customer demand, the housing market, and general market and economic conditions. The effects we have experienced included the following:

•	decreased demand for our products as a result of a slowdown in the U.S. and global economies and resulting decreases in construction and R&R;

•	increased storage costs as a result of larger volume of inventory that remains unsold;

•	uncertain expense management in light of continued efforts to protect our employees;

•	operational issues resulting from staffing shortages and absenteeism in our manufacturing and distribution facilities globally;

•	complete or partial closures or other operational issues at one or more of our manufacturing or distribution facilities resulting from government action; and

•

difficulty sourcing materials necessary to fulfill production requirements or higher prices to fulfill our requirements as a result of suppliers experiencing closures or reductions in their capacity utilization levels.

These effects began in the latter weeks of March 2020 and continued throughout, to varying extents, the remainder of the year. We experienced intermittent plant closures during 2020 as mandated by local governments and may continue to see similar closures as the COVID-19 pandemic continues to evolve. Initiatives, including travel restrictions and quarantines, have and may continue to impact a significant percentage of our workforce and the workforce of our suppliers or transportation providers as they are unable to work as a result of the viral outbreak. If additional factory closures are required or reductions in capacity utilization levels occur, we expect to incur additional direct costs due to reduced productivity and lost revenue. If our suppliers experience closures or reductions in their capacity utilization levels in the future, we may have difficulty sourcing materials necessary to fulfill production requirements or be required to pay a higher price to fulfill our requirements.

The effects of the COVID-19 crisis could be aggravated if the crisis continues, and we could also see additional impacts that might include the following:

•

reduced economic activity severely impacting our customers’ financial condition and liquidity, reducing the likelihood they will be purchasing additional products from us and increasing the likelihood they may require additional time to pay us or will fail to pay us at all, which could significantly increase the amount of accounts receivable and require us to record additional allowances for doubtful accounts;

•	reduced economic activity resulting in a prolonged recession, which could negatively impact consumer discretionary spending;

•	a decrease in the principal that may be drawn under our ABL Facility as a result of a decrease in our accounts receivable and inventory;

•

difficulty accessing debt and equity capital on attractive terms, or at all, an impact on our credit ratings, and a severe disruption and instability in the global financial markets or deterioration in credit and financing conditions that affect our access to capital necessary to fund business operations or to address maturing liabilities on a timely basis;

•

negative impact on our future compliance with financial covenants under our credit facilities and other debt agreements, which could result in a default and potentially an acceleration of indebtedness; and

•	the potential negative impact on the health of our personnel, particularly if a significant number of them are impacted, decreasing our ability to ensure business continuity during this disruption.

If these effects are sustained, they could have accounting consequences such as impairments of fixed assets or goodwill. They may also impact controls over financial reporting. They could also affect our ability to execute our expansion plans or invest in research and development.

The adverse effect on our business, financial condition, or results of operations of any of the matters described above could be material. The future impact of the COVID-19 crisis on our business, financial condition, or results of operations is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to:

•	the duration, scope, and severity of the COVID-19 pandemic;

•	the disruption or delay of production and delivery of materials and products in our supply chain;

•	the impact of travel bans, work-from-home policies, or shelter-in-place orders;

•	the temporary or prolonged shutdown of manufacturing facilities and decreased retail traffic;

•	limited freight availability;

•	the availability of financial assistance programs or other forms of governmental assistance;

•

general economic, financial, and industry conditions, particularly conditions relating to liquidity, financial performance, and related credit issues in our industry, which may be amplified by the effects of COVID-19; and

•

the long-term effects of COVID-19 on the national and global economy, including on consumer confidence and spending, financial markets and the availability of credit for us, our suppliers, and our customers.

To the extent the COVID-19 pandemic or any other global health crisis does adversely affect our business, financial condition, or results of operations, it may also have the effect of heightening many of the “Risk Factors” included herein.

The market price of our common stock may be highly volatile and you may not be able to resell your shares at or above the price you paid.

Our common stock has only been listed for public trading since January 27, 2017. As of December 31, 2020, the price of our common stock since the date of our IPO, as reported by the NYSE, has ranged from an intraday high of $42.27 to an intraday low of $6.06. The trading price of our common stock may continue to be volatile. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as other general economic, market or political conditions, could reduce the market price of our shares in spite of our operating performance. The following factors, in addition to other factors described in this “Risk Factors” section and elsewhere in this prospectus supplement, may have a significant impact on the market price of our common stock:

•	negative trends in global economic conditions or activity levels in our end markets;

•	increases in interest rates used to finance home construction and improvements;

•	our ability to compete effectively against our competitors;

•	changes in consumer needs, expectations, or trends;

•	our ability to maintain our relationships with key customers;

•	our ability to implement our business strategy;

•	our ability to complete and integrate new acquisitions;

•	variations in the prices of raw materials used to manufacture our products;

•	adverse changes in building codes and standards or governmental regulations applicable to general business operations;

•	product liability claims or product recalls;

•	any legal actions in which we may become involved, including disputes relating to our intellectual property;

•	our ability to recruit and retain highly skilled staff;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	trading volume of our Common Stock;

•	sales of our Common Stock by us, our executive officers and directors, or our shareholders (including Onex) in the future; and

•	general economic and market conditions and overall fluctuations in the U.S. equity markets.

In addition, broad market and industry factors, including the trading prices of the securities of our publicly traded competitors, may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. Furthermore, the stock market has experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Because Onex will own a substantial portion of our common stock following this offering, it may continue to influence all major corporate decisions and its interests may conflict with the interests of other holders of our common stock.

Upon completion of this offering, after giving effect to the sale of our common stock by the selling shareholders and the share repurchase, Onex will beneficially own approximately 25.9 million shares of our common stock, representing approximately 25.9% of our outstanding common stock. Onex will be able to influence matters requiring approval by our shareholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing, or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may materially and adversely affect the market price of our common stock. In addition, Onex may in the future own businesses that directly compete with ours. Further, for so long as Onex owns at least 5% of our outstanding common stock (calculated on an as-converted, fully diluted basis), Onex has the right to purchase its pro rata portion of the primary shares offered in any future public offering. This right could result in Onex continuing to maintain a substantial ownership of our common stock. Onex also has the right to nominate one or two directors to our board of directors for as long as Onex maintains at least 12.5% or 20%, respectively, of our outstanding common stock.

Our directors who have relationships with Onex may have conflicts of interest with respect to matters involving our Company.

Two of our directors are affiliated with Onex. These persons have fiduciary duties to both us and Onex. As a result, they may have real or apparent conflicts of interest on matters affecting both us and Onex, which in some circumstances may have interests adverse to ours. Onex is in the business of making or advising on investments in companies and may hold, and from time to time may acquire, interests in, or provide advice to, businesses that directly or indirectly compete with certain portions of our business or that are suppliers or customers of ours. In addition, as a result of Onex’s ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and Onex including potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends, and other matters.

In addition, as described under the heading “Description of Capital Stock” in the accompanying prospectus, our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply with respect to us, to Onex or certain related parties or any of our directors who are employees of Onex or its affiliates in a manner that would prohibit them from investing in competing businesses or doing business with our customers. To the extent they invest in such other businesses, Onex may have differing interests than our other shareholders.

Future sales, or the perception of future sales, of shares of our common stock in the public market by us or our existing shareholders could cause our stock price to fall.

The sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales could occur, including sales by Onex, could materially adversely affect the prevailing market price of our common stock. As of February 19, 2021, we had 100,835,851 shares of common stock outstanding. Nearly all of these securities, including all of the 7,000,000 shares of common stock offered hereby, will be freely tradable without restriction or further registration under federal securities laws, except to the extent shares are repurchased by us or purchased by our affiliates. The approximately 25.9 million shares of common stock owned (after giving effect to this offering) by Onex, and the shares owned by our executive officers and directors, are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”). Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

In connection with this offering, we, our executive officers, our directors, the selling shareholders and certain existing shareholders have entered into lock-up agreements that prevent the sale of shares of our common stock for 60 days after the date of this prospectus supplement, subject to waiver by Goldman Sachs & Co. LLC. Shares held by Onex and certain of our directors, officers and shareholders are eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. Onex, as well as the shareholders owning a majority of the shares (other than shares owned by Onex) that are subject to a registration rights agreement, dated January 24, 2017, as amended from time to time (the “Registration Rights Agreement”), each have the right, subject to certain conditions, to require us to register the sale of shares owned by such persons under the federal securities laws. By exercising their registration rights, and selling a large number of shares, these holders could cause the prevailing market price of our common stock to decline. In addition, shares issued or issuable upon exercise of options and vested RSUs and PSUs will be eligible for sale from time to time or, if not subject to the lock-up agreements described above, will be eligible for sale immediately following exercise of such options. As of December 31, 2020, we had 1,277,040 shares reserved for issuance pursuant to equity awards outstanding under our 2011 Stock Incentive Plan and 3,120,289 shares reserved for issuance pursuant to equity awards under our 2017 Omnibus Equity Plan.

Our employees, officers, and directors may elect to sell shares of our common stock in the public market. Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The JELD-WEN Employee Stock Ownership and Retirement Plan (“ESOP”) and the JELD-WEN, Inc. KSOP (“KSOP”), are designed as tax-qualified retirement plans and employee stock ownership plans under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Former employees are entitled to receive distributions of accounts held under the ESOP and KSOP at specified times and in specified forms. In addition, each plan permits diversification of the Company’s common stock held in participants’ accounts. The ESOP and KSOP may sell shares in the open market to fund hardship distributions and diversifications or participants may sell shares received as part of their distributions. In the year ended December 31, 2020, 292,979 shares were either sold by the plans to cover cash distributions and diversifications or distributed to participants.

In the future, we may issue securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock and may issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

If securities or industry analysts cease publishing research or reports about us, our business, or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock can be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we have no current plans to pay cash dividends on our shares of common stock, shareholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and have no current plans to declare or pay any cash dividends in the foreseeable future. In addition, the terms of our senior secured credit facilities, senior notes, senior secured notes and any future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our second amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, including transactions in which shareholders might otherwise receive a premium for their shares. Our amended and restated certificate of incorporation and second amended and restated bylaws currently provide for the following, among other things:

•	our board of directors is expressly authorized to adopt, amend or repeal our bylaws;

•	our board of directors can issue blank check preferred stock to increase the number of outstanding shares and potentially discourage a takeover attempt; and

•	advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We have also opted out of Section 203 of the DGCL, which, subject to some exceptions, prohibits business combinations between a Delaware corporation and an interested shareholder, which is generally defined as a shareholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that the shareholder became an interested shareholder. At some time in the future, we may again be governed by Section 203. Section 203 could have the effect of delaying, deferring or preventing a change in control that our shareholders might consider to be in their best interests. See “Description of Capital Stock”. In addition, our largest shareholder, Onex, has the ability to nominate one or two directors to our board of directors to the extent Onex maintains at least 12.5% or 20%, respectively, of our outstanding common stock.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides, that unless we consent to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action or proceeding asserting a breach of fiduciary duty owned by any director or officer to us or our shareholders, any action or proceedings asserting a claim against us arising pursuant to the DGCL or our amended and restated certificate of incorporation or second amended and restated bylaws, or any action or proceeding asserting a claim against us that is governed by the internal affairs doctrine. This provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Because we are a holding company with no operations of our own, we rely on dividends, distributions, and transfers of funds from our subsidiaries and we could be harmed if such distributions were not made in the future.

We are a holding company that conducts all of our operations through subsidiaries and the majority of our operating income is derived from our subsidiary JELD-WEN, Inc., our main operating subsidiary. Consequently, we rely on dividends or advances from our subsidiaries. We have no current plans to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. The ability of such subsidiaries to pay dividends to us is subject to applicable local law and may be limited due to terms of other contractual arrangements, including our indebtedness. Such laws and restrictions would restrict our ability to continue operations. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	negative trends in overall business, financial market and economic conditions, and/or activity levels in our end markets;

•	our highly competitive business environment;

•	failure to timely identify or effectively respond to consumer needs, expectations or trends;

•	failure to maintain the performance, reliability, quality, and service standards required by our customers;

•	failure to successfully implement our strategic initiatives, including JEM;

•	acquisitions or investments in other businesses that may not be successful;

•	adverse outcome of pending or future litigation;

•	declines in our relationships with and/or consolidation of our key customers;

•	increases in interest rates and reduced availability of financing for the purchase of new homes and home construction and improvements;

•	fluctuations in the prices of raw materials used to manufacture our products;

•	delays or interruptions in the delivery of raw materials or finished goods;

•	seasonal business with varying revenue and profit;

•	changes in weather patterns;

•	political, regulatory, economic, and other risks, including pandemics, such as COVID-19, that arise from operating a multinational business;

•	exchange rate fluctuations;

•	disruptions in our operations;

•	manufacturing realignments and cost savings programs resulting in a decrease in short-term earnings;

•	our Enterprise Resource Planning system that we are currently implementing proving ineffective;

•	security breaches and other cybersecurity incidents;

•	increases in labor costs, potential labor disputes and work stoppages at our facilities;

•	changes in building codes that could increase the cost of our products or lower the demand for our windows and doors;

•	compliance costs and liabilities under environmental, health and safety laws and regulations;

•	compliance costs with respect to legislative and regulatory proposals to restrict emission of greenhouse gases;

•	lack of transparency, threat of fraud, public sector corruption, and other forms of criminal activity involving government officials;

•	product liability claims, product recalls, or warranty claims;

•	inability to protect our intellectual property;

•	loss of key officers or employees;

•	pension plan obligations;

•	our current level of indebtedness;

•	risks associated with any material weaknesses in our internal controls;

•	the extent of Onex’s control of us; and

•	other risks and uncertainties, including those discussed under the section entitled “Risk Factors” herein and in the documents incorporated by reference.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus supplement are not guarantees of future performance and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus supplement. In addition, even if our results are consistent with the forward-looking statements contained or incorporated by reference in this prospectus supplement, they may not be predictive of results or developments in future periods.

Any forward-looking statement in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock being sold in this offering. All of the shares are being sold by the selling shareholders. See “Selling Shareholders.” All proceeds from the sale of these shares, net of the underwriter’s discounts and commissions, will be received by the selling shareholders. The selling shareholders will bear the underwriter’s discounts and commissions attributable to their sale of shares, and we will bear the remaining expenses in connection with this offering, including, but not limited to, printing fees, legal expenses and accounting fees.

SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock held by the selling shareholders as of February 19, 2021, before and after giving effect to this offering and the share repurchase.

Information with respect to beneficial ownership has been furnished to us by the selling shareholders listed in the table below. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including any shares of our common stock subject to an option that has vested or will vest within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

The percentage of beneficial ownership is based on 100,835,851 shares of common stock outstanding as of February 19, 2021 prior to this offering and 100,035,851 shares of common stock outstanding as of February 19, 2021 after giving effect to the retirement of the 800,000 shares repurchased by us.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. In addition, based on the information provided to us by the selling shareholders, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer. Addresses for the beneficial owners are set forth in the footnotes to the table.

	Prior to this offering		Shares of common stock offered hereby		Shares of common stock beneficially owned after this offering and the share repurchase
	Shares beneficially owned		Shares beneficially owned		Shares beneficially owned
Name of Selling Shareholder	Number of shares	Percentage of shares	Number of shares	Percentage of shares	Number of shares	Percentage of shares
Onex(1)	32,883,094	32.61%	7,000,000	6.94%	25,883,094	25.87%

(1)

Includes: (i) 20,302,027 shares of common stock held by Onex Partners III LP; (ii) 2,744,219 shares of common stock held by Onex BP Co-Invest LP; (iii) 537,052 shares of common stock held by Onex Partners III GP LP; (iv) 272,060 shares of common stock held by Onex US Principals LP; (v) 258,883 shares of common stock held by Onex Partners III PV LP; (vi) 7,586,315 shares of common stock held by Onex Corporation; (vii) 335,900 shares of common stock held by BP EI LLC; (viii) 65,364 shares of common stock held by Onex Partners III Select LP; and (ix) 781,274 shares of common stock held by New PCo II Investments Ltd. In this offering, Onex Partners III LP, Onex BP Co-Invest LP, Onex Partners III GP LP, Onex US Principals LP, Onex Partners III PV LP, Onex Corporation, BP EI LLC, Onex Partners III Select LP, and New PCo II Investments Ltd. will sell 4,321,801; 584,177; 114,325; 57,915; 55,110; 1,614,939; 71,505; 13,914; and 166,314 shares of common stock, respectively.

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex BP Co-Invest LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex BP Co-Invest LP, (c) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III

GP LP, (d) Onex US Principals LP, through Onex Corporation’s indirect ownership or control of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (e) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (f) BP EI LLC, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of BP EI LLC, and (g) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is purchased pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances, including the impact of the Medicare contribution tax on net investment income. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local, and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus supplement. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences to a Non-U.S. Holder of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position with respect to one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term ”Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

•

a Non-U.S. Holder that is a bank, financial institution, insurance company, tax-exempt or government organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, former citizen, long-term resident of the United States, person subject to the alternative minimum tax, controlled foreign corporation, tax-qualified retirement plan, passive foreign investment company, or corporation that accumulates earnings to avoid U.S. federal income tax;

•

a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction, or a hedge, straddle, synthetic security, or other risk reduction strategy;

•	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	a Non-U.S. Holder that is deemed to sell our common stock under the constructive sale provisions of the Code; or

•	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We have no current plans to pay any dividends on our common stock in the foreseeable future. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “—Sales or Other Dispositions of Our Common Stock”.

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of dividends. A Non-U.S. Holder may be eligible for a lower rate of withholding under an applicable income tax treaty between the United States and its jurisdiction of tax residence. In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) in accordance with the applicable certification and disclosure requirements certifying qualification for the lower treaty rate. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under any applicable income tax treaty.

Distributions on our common stock to a Non-U.S. Holder that are treated as dividends, and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless the Non-U.S. Holder is eligible for and properly claims the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, in which case the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence). Dividends to a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the withholding of U.S. federal income tax discussed above if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits” tax at a 30% rate (or a lower rate if the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding”.

Sales or Other Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding thereof) on any gain recognized on sales or other dispositions of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

•

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident of the United States under the Code; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect, and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding”.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of distributions on our common stock (regardless of whether such distributions constituted dividends) and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from sales or other dispositions of our common stock may be subject to backup withholding and information reporting, unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons, or, in each case, such foreign entity otherwise qualifies for an exemption. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. A payee that is a foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as sole underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriter, the selling shareholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling shareholders, all 7,000,000 shares of common stock being sold in this offering.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. We and the selling shareholders, severally and not jointly, have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After this offering, the public offering price, concession or any other term of the offering may be changed by the underwriter.

The following table shows the public offering price, underwriting discount, and proceeds before expenses to the selling shareholders.

	Per Share	Aggregate Amount
Public offering price	$	$
Underwriting discount paid by the selling shareholders	$	$
Proceeds, before expenses, to the selling shareholders	$	$

Subject to the completion of the offering, we intend to repurchase 800,000 of the aggregate 7,000,000 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. Accordingly, the number of shares of our common stock available to the general public will be 6,200,000 shares. See “Prospectus Supplement Summary—Recent Developments—Simultaneous Share Repurchase.” The terms and conditions of the share repurchase were reviewed and approved by a majority of the independent directors of our board of directors. The offering of shares hereby is not conditioned upon the completion of such share repurchase.

We are not selling any shares of common stock in this offering, and will not receive any of the proceeds from the shares of common stock sold by the selling shareholders.

The expenses of the offering, not including the underwriting discount, are estimated at $1 million and are payable by us. The underwriter has agreed to reimburse us for certain offering related expenses. We have also agreed to reimburse the underwriter for up to $15,000 of reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc., or “FINRA”, of the terms of sale of the shares offered hereby.

In connection with this offering, we, our executive officers, our directors, the selling shareholders and certain existing shareholders have agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, subject to certain exceptions, including an exception for sales of up to 80,000 shares, in the aggregate, by such officers and directors. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell, or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock or securities exchangeable or exercisable for common stock,

•	file or cause to be filed a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Our common stock is listed on the NYSE under the symbol “JELD”.

The underwriter does not expect to sell more than 5% of the shares in the aggregate to accounts over which it exercises discretionary authority.

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the NYSE, in the over-the-counter market, or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the underwriter. Other than the prospectus in electronic format, the information on the web sites of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking, and other services for us for which they received or will receive customary fees and expenses. Furthermore, the underwriter and its affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers that (1) are located in the Province of British Columbia, Alberta, Manitoba, Ontario or Québec, (2) are purchasing as principal or deemed to be purchasing as principal for purposes of section 2.3 of National Instrument 45-106 Prospectus Exemptions (such instrument being titled in Quebec Regulation 45-106 respecting prospectus exemptions, together “NI 45-106”) or, if the purchaser is resident in the Province of Ontario, subsection 73.3(2) of the Securities Act (Ontario) (the “OSA”), in each case, for its own account and not as agent for the benefit of another person, (3) are both an “accredited investor” (as defined in NI 45-106 or, if the purchaser is in the Province of Ontario, subsection 73.3(1) of the OSA) and a “permitted client” (as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations) and (4) were not created or used solely to purchase or hold the shares as an

“accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106 (any such purchaser, a “Qualified Canadian Purchaser”). If you are located in Canada and purchase shares in this offering, you will be deemed to have represented and acknowledged to the Company, the selling shareholders and the underwriters that you are a Qualified Canadian Purchaser.

The Company is not a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces of Canada may provide a purchaser with remedies for rescission or damages if this prospectus and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. Any prospective purchaser of the shares residing in Canada should consult its own tax advisors as to the tax consequences of an investment in the shares in its particular circumstances and with respect to the eligibility of the shares for investment by such purchaser under relevant Canadian legislation and regulations.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer, the selling shareholders or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, as amended (the “FSMA”),

provided that no such offer of shares shall require the issuer, the selling shareholder or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1  of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2,  L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Cleary Gottlieb Steen  & Hamilton LLP, New York, New York is acting as counsel to the underwriter.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement, including all amendments, supplements, schedules and exhibits filed as a part of the registration statement.

Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at www.jeld-wen.com when such reports are made available on the SEC’s website at www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Attention: Shareholder Services

877-592-7575

Our website and the information contained or connected to our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2020; and

•

the description of our common stock included in our registration statement on Form  8-A filed with the SEC on January 27, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, we incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus supplement, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Shareholder Services department at the following address:

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Attention: Shareholder Services

877-592-7575

PROSPECTUS

JELD-WEN Holding, Inc.

Common Stock

We may offer and sell from time to time shares of our common stock at prices and on terms that will be determined at the time of the applicable offering. We may offer and sell shares of our common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how shares of our common stock may be offered and sold in the section entitled “Plan of Distribution” beginning on page 13. The applicable prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering.

Additionally, the selling shareholders to be named in the applicable prospectus supplement and their respective transferees, distributees, pledgees, donees, assignees or other successors may offer shares of our common stock from time to time through public or private transactions at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The timing and amount of any such sale are within the sole discretion of the selling shareholders, subject to certain restrictions. The applicable prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering. We will not receive any proceeds from the sale of shares of our common stock by any selling shareholders.

Our common stock is listed on the New York Stock Exchange under the symbol “JELD”.

This prospectus provides you with a general description of our common stock. Each time we or any selling shareholders offer any shares of our common stock pursuant to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of the transaction or transactions in which such shares of common stock are being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the transactions in which shares of our common stock are being offered, you should carefully read this prospectus with the applicable supplements.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 2 of this prospectus and any similar section contained in the applicable prospectus supplement for an offering of our common stock and in the documents incorporated by reference herein and therein to read about factors you should consider before buying such common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 1, 2021

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us that we have referred you to. None of the Issuer, any selling shareholders or any underwriters have authorized anyone to provide you with additional or different information. We have not authorized anyone to provide you with different information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate only as of its respective date, unless we indicate otherwise, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our securities. Our business, financial condition, operating results, and prospects may have changed since such date.

For investors outside the United States: No action is being taken in any jurisdiction outside the United States to permit a public offering of securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” (“WKSI”) as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, as any selling shareholders named in a prospectus supplement, shares of our common stock. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. Additionally, the rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus.

This prospectus provides you with a general description of the common stock that may be offered. Each time we or any selling shareholders offer common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the transaction or transactions in which shares of our common stock are being offered. The applicable prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents to which we have referred you in the “Where You Can Find More Information” section in this prospectus. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus or any prospectus supplement will supersede the information in this prospectus or such prospectus supplement. Before purchasing any shares of our common stock offered pursuant to this prospectus, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus.

References in this prospectus to the “registrant,” “JELD-WEN,” “we,” “us” and “our” refer to JELD-WEN Holding, Inc. and its subsidiaries, unless the context requires otherwise.

References in this prospectus to “Onex” refer to Onex Corporation and its affiliates, including funds managed by an affiliate of Onex Partners Manager LP and/or Onex Corporation, as appropriate.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to purchase any shares of our common stock, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, the other documents incorporated herein by reference, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the documents incorporated by reference in such prospectus supplement. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus. The risks and uncertainties we discuss in any applicable prospectus supplement and the documents incorporated by reference in this prospectus and in any applicable prospectus supplement are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and the value of our common stock and you may lose all or part of your investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus and the documents incorporated by reference in this prospectus are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus and in the documents incorporated by reference in this prospectus may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	negative trends in overall business, financial market and economic conditions, and/or activity levels in our end markets;

•	our highly competitive business environment;

•	failure to timely identify or effectively respond to consumer needs, expectations or trends;

•	failure to maintain the performance, reliability, quality, and service standards required by our customers;

•	failure to successfully implement our strategic initiatives, including JEM;

•	acquisitions or investments in other businesses that may not be successful;

•	adverse outcome of pending or future litigation;

•	declines in our relationships with and/or consolidation of our key customers;

•	increases in interest rates and reduced availability of financing for the purchase of new homes and home construction and improvements;

•	fluctuations in the prices of raw materials used to manufacture our products;

•	delays or interruptions in the delivery of raw materials or finished goods;

•	seasonal business with varying revenue and profit;

•	changes in weather patterns;

•	political, regulatory, economic, and other risks, including pandemics, such as COVID-19, that arise from operating a multinational business;

•	exchange rate fluctuations;

•	disruptions in our operations;

•	manufacturing realignments and cost savings programs resulting in a decrease in short-term earnings;

•	our Enterprise Resource Planning system that we are currently implementing proving ineffective;

•	security breaches and other cybersecurity incidents;

•	increases in labor costs, potential labor disputes and work stoppages at our facilities;

•	changes in building codes that could increase the cost of our products or lower the demand for our windows and doors;

•	compliance costs and liabilities under environmental, health and safety laws and regulations;

•	compliance costs with respect to legislative and regulatory proposals to restrict emission of greenhouse gases;

•	lack of transparency, threat of fraud, public sector corruption, and other forms of criminal activity involving government officials;

•	product liability claims, product recalls, or warranty claims;

•	inability to protect our intellectual property;

•	loss of key officers or employees;

•	pension plan obligations;

•	our current level of indebtedness;

•	risks associated with any material weaknesses in our internal controls;

•	the extent of Onex’s control of us; and

•	other risks and uncertainties, including those discussed under the section entitled “Risk Factors” herein and in the documents incorporated by reference.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus. In addition, even if our results are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement in this prospectus or the documents incorporated by reference in this prospectus speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

THE COMPANY

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents to which we have referred you in “Incorporation of Certain Documents by Reference” in this prospectus for information about us and our financial statements.

We are one of the world’s largest door and window manufacturers, and we hold a leading position by net revenues in the majority of the countries and markets we serve. We design, produce and distribute an extensive range of interior and exterior doors, wood, vinyl and aluminum windows, and related products for use in the new construction, R&R of residential homes, and, to a lesser extent, non-residential buildings.

We market our products globally under the JELD-WEN brand along with several market-leading regional brands, such as Swedoor and DANA in Europe and Corinthian, Stegbar, and Trend in Australia. Our customers include wholesale distributors and retailers as well as individual contractors and consumers. As a result, our business is highly diversified by distribution channel, geography, and construction application.

As one of the largest door and window companies in the world, we have invested significant capital to build a business platform that we believe is unique among our competitors. We operate manufacturing and distribution facilities in 19 countries, located primarily in North America, Europe, and Australia. For many product lines, our manufacturing processes are vertically integrated, enhancing our range of capabilities, our ability to innovate, and our quality control as well as providing supply chain, transportation, and working capital savings. We believe that our manufacturing network allows us to deliver our broad portfolio of products to a wide range of customers across the globe, while improving our customer service and strengthening our market positions.

Our Corporate Information

JELD-WEN, Inc. was initially incorporated as an Oregon corporation in 1960 and JELD-WEN Holding, Inc. was initially incorporated as an Oregon corporation in 1999. On May 31, 2016, JELD-WEN Holding, Inc. reincorporated as a Delaware corporation. In February 2017, we completed an initial public offering of our common stock on the New York Stock Exchange under the symbol “JELD.”

JELD-WEN Holding, Inc. is a holding company that conducts its operations through its direct and indirect subsidiaries, primarily JELD-WEN, Inc. and its subsidiaries. Our principal executive offices are located at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, and our telephone number is (704) 378-5700. We maintain a website on the Internet at http://www.jeld-wen.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement or a free writing prospectus, we expect to use the net proceeds, if any, from the sale of shares of our common stock offered by us hereby for general corporate purposes, which may include:

•	acquisitions of assets and businesses;

•	repayment of outstanding indebtedness; and

•	general working capital.

Any specific allocation of the net proceeds of an offering of shares of our common stock to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

We will not receive any proceeds from the sale of shares of our common stock by any selling shareholder.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our amended and restated certificate of incorporation (our “certificate of incorporation”) and second amended and restated bylaws (our “bylaws”). The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and our bylaws and other agreements, copies of which are available as set forth under the caption entitled “Where You Can Find More Information” and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

As of the date of this prospectus, our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.01 per share and 90,000,000 shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

As of February 19, 2021, there were 100,835,851 outstanding shares of common stock (excluding 4,339,610 shares of our common stock issuable upon exercise of outstanding stock options or settlement of restricted stock units) and no outstanding shares of preferred stock.

Common Stock

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters with respect to which the holders of our common stock are entitled to vote.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. However, provisions of the agreements governing our indebtedness from time to time may impose restrictions on our ability to declare dividends on our common stock. Dividends paid in shares of our common stock must be paid, with respect to a particular class of common stock, in shares of that class.

Conversion Rights. Our common stock is not convertible.

Other Rights. The holders of our common stock will not have any preemptive or other similar rights to purchase any of our securities, cumulative voting, subscription, redemption or sinking fund rights (except for the subscription rights granted to Onex pursuant to the Registration Rights Agreement (as defined below)). See “—Registration Rights Agreement—Participation Right” below.

Right to Receive Liquidation Distributions. Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, on a pro rata basis, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, to the holders of common stock.

Assessability. All shares of common stock outstanding upon the completion of this offering will be fully paid and non-assessable.

Preferred Stock

Preferred stock, if issued, would have priority over common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Unless required by law or by the rules of the New York Stock Exchange, our board of directors will have the authority, without further shareholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights of common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Record Holders

As of February 19, 2021, our outstanding shares of common stock were held of record by approximately 1,381 shareholders.

Registration Rights Agreement

We, Onex, certain of our directors and executive officers and other pre-IPO shareholders entered into a registration rights agreement dated October 3, 2011 in connection with the Onex Investment that was amended and restated on January 24, 2017 in connection with our IPO, amended on May 12, 2017 in connection with the May 2017 secondary public offering of our common stock and further amended on November 12, 2017 in connection with the November 2017 secondary public offering of our common stock (as amended and restated and as subsequently amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, certain shareholders who are party to the Registration Rights Agreement have the right to require us to register their shares under the Securities Act under specified circumstances, including the right to require us to facilitate underwritten offerings as well as to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period, and will have certain incidental registration rights. After registration pursuant to these rights, in most cases, these shares of our common stock will become freely tradable without restriction under the Securities Act.

Other Provisions

The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement also contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling shareholders in the event of material misstatements or omissions in the registration statement attributable to us, and each selling shareholder is obligated to indemnify us for material misstatements or omissions in the registration statement attributable to information specifically provided by such selling shareholder, which indemnification obligations will survive any termination of the Registration Rights Agreement.

Termination

The rights and obligations of the shareholders subject to the Registration Rights Agreement, on the one hand, and JELD-WEN, on the other hand, with respect to demand registration and piggyback registration rights will terminate when Onex ceases to own any “Registrable Securities”, as such term is defined in the Registration Rights Agreement.

Participation Right

For so long as Onex and its affiliates collectively own at least 5% of our outstanding common stock (calculated on an as-converted, fully diluted basis), Onex has the right to purchase its pro rata portion of the primary shares offered pursuant to any future public offering by us at the same price at which the common stock will be offered to the public pursuant to the offering.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors which, in some cases, are broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

This provision does not affect a director’s liability under the federal securities laws.

To the extent our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, our bylaws, the DGCL, or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation, Bylaws and the DGCL that May Have an Anti-Takeover Effect

Our certificate of incorporation, our bylaws and the DGCL contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Certificate of Incorporation and Bylaws

Certain provisions in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

Among other things, our certificate of incorporation and bylaws:

•	authorize the issuance of blank check preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. Further, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts, and these provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

We have elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203.

Corporate Opportunity

The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to a corporation or its officers, directors, or shareholders. In our certificate of incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction, or other matter in which Onex, any officer, director, partner, or employee of any entity comprising an Onex entity, and any portfolio company in which such entities or persons have an equity interest (other than us) (each, an “Excluded Party”) participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or have had the ability or desire to pursue if granted the opportunity to do so. Each such Excluded Party has no duty to communicate or offer such business opportunity to us and, to the fullest extent permitted by applicable law, is not liable to us or any of our shareholders for breach of any fiduciary or other duty, as a director or officer or controlling shareholder or otherwise, by reason of the fact that such Excluded Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us. Notwithstanding the foregoing, our certificate of incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is (i) offered in writing solely to one of our directors or officers who is not also an Excluded Party, (ii) offered to an Excluded Party who is one of our directors, officers or employees and who is offered such opportunity solely in his or her capacity as one of our directors, officers or employees or (iii) identified by an Excluded Party solely through the disclosure of information by or on our behalf.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action or proceeding asserting a breach of fiduciary duty owed by any director or officer to us or our shareholders, any action or proceeding asserting a claim against us arising pursuant to the DGCL or our certificate of incorporation or bylaws or any action or proceeding asserting a claim against us that is governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of claims to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “JELD”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SELLING SHAREHOLDERS

We may register for sale shares of our common stock covered by this prospectus for any selling shareholder named in a prospectus supplement. Since we are a WKSI, we may add secondary sales of our common stock by any selling shareholder by filing a prospectus supplement with the SEC. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. Except as may be set forth in any prospectus supplement, we will pay all of the expenses in connection with the registration and the sale of the shares, other than selling commissions and certain fees and expenses of counsel and other advisors to the selling shareholders. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in the applicable prospectus supplement. To the extent that this prospectus is used by any selling shareholders to offer or sell any shares of our common stock, information with respect to the selling shareholders and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

The selling shareholders may include Onex and its transferees, distributees, pledgees, donees, assignees or other successors. As of February 19, 2021, Onex beneficially owned, in the aggregate, approximately 32.9 million shares, or approximately 32.6% of our outstanding common stock. We cannot provide an estimate as to the number of shares of common stock that will be held by any selling shareholders upon consummation of any offering or offerings covered by this prospectus because a selling shareholder may offer some, all or none of such shareholder’s shares of common stock in any such offering or offerings.

We will provide to the selling shareholders copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted sales of the common stock to be sold by such selling shareholders.

PLAN OF DISTRIBUTION

We may sell our common stock: (a) through agents; (b) through underwriters, brokers or dealers; (c) directly to one or more purchasers, including through a specific bidding or auction process or otherwise; (d) in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act; or (e) through a combination of any of these methods of sale. The applicable prospectus supplement will set forth the terms of the particular offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the respective amounts underwritten;

•	the nature of any material relationship between us and any underwriter;

•	the nature of the obligation of any underwriters to take shares of our common stock;

•	the name or names of any selling shareholders;

•	the purchase price of the shares of common stock being sold;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may distribute shares of our common stock from time to time in one or more transactions, including block transactions and transactions on any organized market where the securities may be traded. Shares of our common stock may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated or discounted prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling shares of our common stock. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of our common stock .

If underwriters or dealers are used in the sale of any shares, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering of our common stock, and any discounts, concessions or commissions that underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters may sell shares of our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from such underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of any underwriters or agents to purchase shares of our common stock will be subject to conditions precedent and any underwriters will be obligated to purchase all offered shares of common stock if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold by us or any selling shareholder pursuant to this prospectus and any applicable prospectus supplement will be approved for trading, upon notice of issuance, on the New York Stock Exchange.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or any other third parties described above may offer and sell the offered shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares of common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by the underwriters. Any selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

Offered shares may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In connection with any sale of our common stock by us or any selling shareholder pursuant to this prospectus and any applicable prospectus supplement, an underwriter may purchase and sell shares in the open market and may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of our common stock to be higher than it would otherwise be. Any underwriters may engage in these activities on any exchange or other market in which our common stock may be traded. If commenced, underwriters may discontinue these activities at any time.

Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for, us, our subsidiaries and any selling shareholder in the ordinary course of business.

Our common stock is listed on the New York Stock Exchange under the symbol “JELD”.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Selling Shareholders

The selling shareholders to be identified in one or more prospectus supplements may sell the shares of our common stock covered by this prospectus from time to time to one or more purchasers. The selling shareholders may use any one or more of the following methods when selling shares of our common stock:

•

through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

•

through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•

on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices;

•	through “at the market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act;

•	in private transactions other than exchange or quotation service transactions;

•

short sales (including short sales “against the box”), purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

•	hedging transactions, including, but not limited to:

•	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;

•	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, which will then resell or transfer the shares; or

•	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

•	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

•	offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	through distribution to the security holders of the selling shareholders;

•	by pledge to secure debts and other obligations;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law.

Each selling shareholder may be deemed to be a statutory underwriter under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Broker-dealers engaged by a selling shareholder may arrange for other brokers-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers or agents may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If a selling shareholder effects such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such underwriters, broker-dealers or agents, as well as profit on any resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

From time to time, any selling shareholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by it. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling shareholders. The number of shares of a selling shareholder’s common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s common stock will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common stock offered under this prospectus may be used to cover short sales.

Any selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of common stock by those broker-dealers. Any selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares of common stock.

A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such distributee to use the prospectus to resell the common stock acquired in the distribution. A selling shareholder that is an individual may make gifts of common stock covered hereby. Such donees may use the prospectus to resell the common stock or, if required by law, we may file a prospectus supplement naming such donees.

We are not aware of any plans, arrangements or understandings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by any shareholder. There can be no assurance that any selling shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus or any applicable prospectus supplement forms a part. In addition, we cannot assure you that any selling shareholder will not transfer, devise or gift our common stock by other means not described in this prospectus.

If an underwriter is utilized in the sale of common stock being offered by a selling shareholder pursuant to this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale of those shares of common stock. The specific terms of any lock-up provisions in respect of any given offering will be described in the underwriting agreement and in the applicable prospectus supplement.

We and the selling shareholders may enter agreements under which underwriters, broker-dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, and to contribution with respect to payments which the underwriters, broker-dealers or agents may be required to make.

LEGAL MATTERS

Legal matters with respect to the validity of the shares of our common stock offered under this prospectus and any applicable supplement will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Unless otherwise specified in the applicable prospectus supplement, certain legal matters with respect to the shares of our common stock offered under this prospectus will be passed upon for the underwriters by Cleary Gottlieb Steen  & Hamilton LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at investors.jeld-wen.com when such reports are made available on the SEC’s website at www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Attention: Shareholder Services

877-592-7575

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus does not contain all of the information in the registration statement. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may review a copy of the registration statement through the SEC’s website.

Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any accompanying supplement, and you should not consider it part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021; and

•

the description of our common stock included in our registration statement on Form 8-A filed with the SEC on January 27, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, we incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the shares of our common stock covered by this prospectus (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Shareholder Services department at the following address:

JELD-WEN Holding, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Attention: Shareholder Services

877-592-7575

7,000,000 Shares

JELD-WEN Holding, Inc.

Common Stock

Prospectus Supplement

Goldman Sachs & Co. LLC

            , 2021